Exhibit 99.01

         Keynote Announces Fiscal Third Quarter 2006 Results

    SAN MATEO, Calif.--(BUSINESS WIRE)--Aug. 1, 2006--Keynote Systems, Inc. (Nasdaq:KEYN):

    --  Reported Total Revenue of $13.9 Million Including $11.4
        Million from Subscriptions

    --  Deferred Revenues Increased to $9.7 Million from $ 7.1 Million

    --  Delivered $2.8 Million in Cash from Operations and $2.0
        Million in Free Cash Flow

    --  Recorded GAAP Net Loss of $2.0 Million or $0.11 per Share

    -- Non-GAAP Net Loss of $1.1 Million or $0.06 per Share was ahead of Company's Guidance

    Keynote Systems, Inc., (Nasdaq:KEYN), the worldwide leader in Internet and mobile test and measurement services, today announced financial results for its third quarter of fiscal year 2006, which ended June 30, 2006.
    Umang Gupta, chairman and CEO of Keynote, said: "The combination of Keynote SIGOS and increased demand for Keynote Perspective(R) Services drove overall subscription services revenue to $11.4 million, an increase of 14 percent compared to the same period last year. Our service level management (SLM) consulting revenues were somewhat lower than last quarter but were offset by increases in our SLM subscriptions revenue. While the customer experience management (CEM) business was still below where it was six months ago, we are encouraged by its long-term prospects, and we are implementing measures to shift the CEM revenue mix to increase the subscriptions business portion."
    "The integration process between Keynote and the recently acquired SIGOS is progressing well; in fact, it is moving ahead faster than anticipated. We have completed the financial integration, and ahead of plan we have begun the technical, sales and marketing integration, including cross-training key staff from both companies about all products. These efforts underscore our acquisition experience and our commitment to provide the premier testing and monitoring solutions to support the growth of the mobile communications market."
    Total revenue for the quarter was $13.9 million. Subscription services revenue increased 14 percent compared to the third quarter of 2005, reflecting an increased demand for transaction, broadband and mobile monitoring services and a reduction in single-page and single-device Internet monitoring services. Professional services revenue was $2.4 million, a 29 percent decrease compared to the quarter a year ago, primarily due to a reduction of CEM engagements.
    For the third quarter of fiscal year 2006, the net loss was $2.0 million, or $0.11 per share, primarily attributable to the Keynote SIGOS acquisition under U.S. generally accepted accounting principles
(GAAP). In addition, the loss also includes $925,000 in stock-based compensation expenses and a $840,000 charge for in-process research and development associated with the SIGOS acquisition. For the third quarter of fiscal year 2005, the net income was $1.2 million, or $0.06 per share.
    The non-GAAP net loss for the quarter was $1.1 million, or $0.06 per share, compared to non-GAAP net income of $1.8 million, or $0.09 per diluted share, for the same quarter a year ago. The company defines non-GAAP net income as net income adjusted for provision for income taxes, less cash tax expense, stock-based compensation expense, and amortization of purchased intangibles and for in-process research and development associated with acquisitions. Non-GAAP net income per diluted share equals non-GAAP net income divided by the weighted diluted share count as of that period end.
    Keynote SIGOS' revenue recognition policy under U.S. GAAP requires the amortization of most of Keynote SIGOS' software license revenues over an approximate twenty-four month period. Therefore, Keynote's consolidated GAAP and non-GAAP earnings are likely to remain negative until quarterly GAAP revenues normalize with quarterly billings. Consequently, management believes cash provided by operating activities, free cash flow and deferred revenue will be important metrics to measure Keynote's financial performance.
    For the quarter, cash provided by operating activities was $2.8 million, which is the same as the third quarter of 2005. Cash used for purchases of property, equipment and software totaled $792,000 for the third quarter of 2006, compared to $1.0 million for the same period last year. Keynote generated free cash flow, defined as cash flow from operations less cash used for purchases of property, equipment, and software, of $2.0 million for the quarter, compared to $1.8 million for the same period last year.
    Keynote's deferred revenue was $9.7 million at June 30, 2006, up 37 percent compared to $7.1 million at both March 31, 2006 and at June 30, 2005. The increase results from the Keynote SIGOS revenue amortization over the life of customer contracts.
    The company had $96.7 million in total cash, cash equivalents and short-term investments as of June 30, 2006. During the quarter, the company repurchased approximately 1.4 million shares for approximately $14.6 million. The total shares outstanding as of the end of June 30, 2006 was 17.6 million as compared to 19.4 million a year ago.
    As of June 30, 2006, Keynote's total worldwide customer base was approximately 2,600 companies, up from approximately 2,200 customers in the same quarter a year ago. Keynote currently provides its services to 72 percent of the comScore Media Metrix's top 50 Web sites and approximately half of the Fortune 100 companies. As of June 30, 2006, Keynote measured 9,586 Internet pages, as compared to 8,409 Internet pages in the same quarter a year ago.

    Expectations for the Fourth Quarter of Fiscal Year 2006

    The following company outlook for the fourth quarter of fiscal 2006 also includes expectations for Keynote SIGOS, acquired on April 3, 2006. The company consolidated Keynote SIGOS' financial reporting under U.S. GAAP rules beginning third fiscal quarter ending June 30, 2006. Because SIGOS' financial statements will be presented in U.S. GAAP, rather than German GAAP, SIGOS' system license revenue will be required to be ratably recognized over the initial duration of each customer contract, which averages approximately twenty-four months.
    As a result of the aforementioned accounting change, Keynote will be able to recognize as revenues only a fraction of Keynote SIGOS sales during the fiscal 2006 and 2007. Accordingly, the acquisition will be dilutive to Keynote's U.S. GAAP net income, although cash flow from operations is expected to be positive.
    The statements in this section of this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Keynote currently expects the following for the fourth fiscal quarter ending September 30, 2006.

    -- Total revenue is expected to be between $14.0 million and $14.5 million, including a net revenue contribution from Keynote SIGOS of between $1.3 million and $1.5 million.

    -- Total stock-based compensation expense and amortization of intangible assets is expected to be approximately $1.8 million.

    -- Interest income, net is expected to be approximately $1.0 million assuming no material changes in interest rates and assuming Keynote continues to repurchase common stock under its approved plan.

    -- Cash paid for income taxes is expected to be approximately $600,000 to $700,000, most of which will be due to Keynote SIGOS.

    -- Basic weighted average shares outstanding are expected to be approximately 17.1 million shares.

    --  Net loss per share is expected to be between $0.10 and $0.13.

    -- Non-GAAP loss per share is expected to be between $0.08 and $0.11.

    -- Cash provided by operating activities is expected to be between $1.1 million and $1.6 million.

    -- Capital expenditures will be approximately $1.0 million, absent any extraordinary transactions.

    -- Free cash flow is expected to be between $100,000 and $600,000.

    Keynote will host a conference call and simultaneous Web cast at 2:00 pm (PDT), today August 1, 2006. The web cast of the call will be available at the Investor section of our web site at www.keynote.com. The replay will be available after the call by telephone by dialing
(800) 642-1687, and the pass code #2795186, or by Web cast at the Investor section of our web site at www.keynote.com.

    Forward-Looking Statements

    This press release contains forward-looking statements that are not purely historical regarding the Company or management's intentions, hopes, beliefs, expectations and strategies for the future. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the Company's current expectations.
    Forward-looking statements in this release include, but are not limited to, forecasts concerning Keynote's expected revenue, earnings per share, cash flow from operations, income tax rate and other future financial results. It is important to note that actual outcomes and Keynote's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as Keynote's ability to successfully market and sell its current services to new or existing customers, Keynote's ability to develop and introduce new services in a timely manner and customer acceptance of new services, the extent to which demand for Keynote's various services fluctuates and the extent to which revenue from other service lines, can continue to increase, the extent to which existing customers renew their subscriptions and purchase additional services, particularly enterprise customers, Keynote's ability to retain customers of SIGOS, Keynote's ability to operate SIGOS and manage related costs successfully, Keynote's ability to retain key employees, pricing pressure with respect to Keynote's services, Keynote's ability to increase sales of its CEM services, and the risk that its organizational changes will not result in improved results, unforeseen expenses, competition in Keynote's markets, integration of acquired companies or technologies and costs associated with any future acquisitions, Keynote's ability to manage expanded international operations, Keynote's ability to keep pace with changes in the Internet infrastructure as well as other technological changes, and the success of Keynote's international operations. Readers should also refer to the risks outlined in Keynote's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its fiscal year ended September 30, 2005, and its quarterly reports on Form 10-Q and any current reports on Form 8-K filed during the fiscal year.
    All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information available to Keynote as of the date of this press release, and Keynote assumes no obligation to update any such forward-looking statement or reasons why results might differ.

    About Keynote

    Founded in 1995, Keynote Systems (Nasdaq "KEYN") is the worldwide leader in Internet and mobile test and measurement services. Keynote helps approximately 2,600 corporate customers and 10,000 individual subscribers become "the best of the best" online. The business premise supporting Keynote's mission is: "Online businesses can't manage what they don't measure." As an independent and trusted third-party, Keynote provides IT and marketing executives with unbiased benchmarking data, competitive analysis and operational metrics from the customer perspective. This data measures service levels and customer experience of Web sites, broadband services and mobile communications.
    Known as The Internet Performance Authority(R), Keynote manages a market-leading infrastructure of 2,100 measurement computers and mobile devices in over 120 locations and 70+ metropolitan areas worldwide that assess service levels and a panel of over 160,000 consumers who participate in interactive Web site tests that assess user experience. These online user experience tests capture customer attitude and behavior to answer the critical "why" behind the "what." Keynote's geographically distributed measurement services, on-site monitoring appliances, competitive intelligence and custom studies ensure that its customers outpace their competitors in online service levels and overall user experience.
    Keynote Systems, Inc. is headquartered in San Mateo, California and can be reached at www.keynote.com or by phone in the U.S. at 650-403-2400.

    Keynote, The Internet Performance Authority and Perspective are registered trademarks of Keynote Systems, Inc. Other trademarks are the property of their respective owners. (C) 2006 Keynote Systems, Inc.




                Keynote Systems, Inc. and Subsidiaries
----------------------------------------------------------------------

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)
                              (Unaudited)

                                             Three months ended
                                        Jun 30    Mar 31     Jun 30
                                         2006      2006       2005
                                      --------------------------------
Revenue:
  Subscription services               $  11,448  $   9,947  $  10,043
  Professional services                   2,419      2,792      3,422
                                      --------------------------------
    Total revenue                        13,867     12,739     13,465

Expenses:
  Costs of subscription services          2,442      1,552      1,308
  Costs of professional services          2,314      2,210      2,088
  Research and development                2,673      2,091      1,829
  Sales and marketing                     4,653      4,020      3,154
  Operations                              1,867      1,847      1,543
  General and administrative              2,443      1,702      2,352
  Excess occupancy costs                     38        (40)       105
  Amortization of identifiable
   intangible assets                        798        418        591
  Amortization of in-process research
   and development                          840          -          -
                                      --------------------------------
    Total expenses                       18,068     13,800     12,970
                                      --------------------------------

    Income (loss) from operations        (4,201)    (1,061)       495


Interest income and other, net            1,187      1,280        833
                                      --------------------------------

Income (loss) before provision for
 income taxes                            (3,014)       219      1,328

Benefit (provision) for income taxes      1,026       (373)       (93)
                                      --------------------------------


    Net income (loss)                 $  (1,988) $    (154) $   1,235
                                      ================================

Income (loss) per share:
    Basic                             $   (0.11) $   (0.01) $    0.06
    Diluted                           $   (0.11) $   (0.01) $    0.06

Weighted average common shares
 outstanding used:
    Basic                                18,384     18,902     19,792
    Diluted                              18,384     18,902     20,691


                Keynote Systems, Inc. and Subsidiaries
----------------------------------------------------------------------

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)
                              (unaudited)

                                         June 30,      September 30,
                                           2006            2005
                                     ---------------------------------

Assets
Current assets:
   Total cash, cash equivalents and
    short-term investments            $         96,661  $     133,803
   Accounts receivable, net                      6,279          6,387
   Inventory                                     1,001              -
   Prepaids and other current assets             2,685          2,623
   Deferred tax assets                           1,459            405
                                      ----------------- --------------
      Total current assets                     108,085        143,218

Property and equipment, net                     34,700         34,669
Goodwill, net                                   48,619         21,186
Identifiable intangible assets, net             10,929          3,760
Deferred tax assets                              7,004          6,995
                                      ----------------- --------------

   Total assets                       $        209,337  $     209,828
                                      ================= ==============


Liabilities and Stockholders' Equity
Current liabilities:
   Accounts payable                   $          1,678  $         538
   Accrued expenses                             10,307          9,088
   Current portion of capital lease
    obligation                                      38             40
   Deferred revenue                              9,733          6,217
                                      ----------------- --------------
   Total current liabilities                    21,756         15,883

   Long term portion of capital lease
    obligation                                      56             27
   Long term deferred tax liability              3,509              -
                                       ----------------  -------------
   Total liabilities                            25,321         15,910
                                       ----------------  -------------

Stockholders' equity:
   Common stock                                     19             20
   Treasury stock                              (14,531)       (11,037)
   Additional paid-in capital                  328,505        335,350
   Accumulated deficit                        (131,599)      (130,044)
   Accumulated other comprehensive
    loss                                         1,622           (371)
                                       ----------------  -------------

   Total stockholders' equity                  184,016        193,918
                                       ----------------  -------------

   Total liabilities and
    stockholders' equity              $        209,337  $     209,828
                                      ================= ==============


                Keynote Systems, Inc. and Subsidiaries
----------------------------------------------------------------------
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)
                              (unaudited)

                                            Three months ended

                                       Jun 30     Mar 31     Jun 30
                                        2006       2006       2005
                                      --------------------------------


Cash flows from operating activities:
  Net income (loss)                   $  (1,988)  $   (154)  $  1,235
  Adjustments to reconcile net income
   (loss) to net cash provided by
   operating activities:
     Depreciation and amortization        1,064        919        861
     Stock-based compensation               925        908          -
     Charges to bad debt and billing
      adjustment reserves                   108         33        113
     Amortization of intangible
      assets                                798        418        591
     Amortization of in-process
      research and development              840          -          -
     Amortization of debt investment
      premium                                70        118        598
     Changes in operating assets and
      liabilities, net of acquired
      assets and liabilities:
       Accounts receivable, net           1,215        771       (360)
       Inventories                          (85)         -          -
       Prepaids and other assets            369       (422)        36
       Deferred tax assets               (1,665)       283          -
       Accounts payable and accrued
        expenses                            120     (1,270)         5
       Deferred revenue                   1,062      1,123       (291)
                                      --------------------------------
         Net cash provided by
          operating activities            2,833      2,727      2,788
                                      --------------------------------

Cash flows from investing activities:
  Purchase of property, equipment and
   software                                (792)      (843)    (1,019)
  Purchase of businesses and assets     (28,707)      (247)       (58)
  Issuance of note receivable              (300)         -          -
  Sales / (Purchases) of short-term
   investments, net                      17,582     19,740     20,292
                                      --------------------------------
         Net cash provided by (used
          in) investing activities      (12,217)    18,650     19,215
                                      --------------------------------

Cash flows from financing activities:
  Repayment of credit facility              (14)       (11)       (13)
  Repurchase of outstanding common
   stock                                (14,572)         -     (9,369)
  Proceeds from issuance of common
   stock and exercise of stock
   options                                  394      1,025      1,805
                                      --------------------------------
         Net cash provided by (used
          in) financing activities      (14,192)     1,014     (7,577)
                                      --------------------------------

Effect of exchange rate changes on
 cash and cash equivalents                   78          -          -
                                      --------------------------------

Net increase (decrease) in cash and
 cash equivalents                       (23,498)    22,391     14,426
Cash and cash equivalents at
 beginning of the period                 70,042     47,651     24,520
                                      --------------------------------

Cash and cash equivalents at end of
 the period (1)                       $  46,544   $ 70,042   $ 38,946
                                      ================================

(1) Excludes $50.1 million, $67.3 million, and $104.2 million of short-term investments at June 30, 2006, March 31, 2006, and June 30, 2005, respectively.


                Keynote Systems, Inc. and Subsidiaries
                            (In Thousands)
                              (Unaudited)

                                           Three months ended
                                     Jun 30,     Mar 31,    June 30,
                                       2006       2006        2005
                                   -----------------------------------
Revenue categories:


   SLM Subscriptions                $    8,909  $   8,876  $    9,160
   SLM Engagements                         714        905         881
                                    ----------- ---------- -----------
Subotal SLM Revenue                      9,623      9,781      10,041
   Mobile Subscriptions                  1,949        488         442
   Mobile Engagements                        -          -           -
                                    ----------- ---------- -----------
Subotal Mobile Revenue                   1,949        488         442
   CEM Subscriptions                       590        583         441
   CEM Engagements                       1,705      1,887       2,541
                                    ----------- ---------- -----------
Subtotal CEM Revenue                     2,295      2,470       2,982
                                    ----------- ---------- -----------
Total Revenue                       $   13,867  $  12,739  $   13,465
                                    =========== ========== ===========

Non-GAAP Net Income (loss) and
 income (loss) per share:


GAAP Net income (loss)              $   (1,988) $    (154) $    1,235
    (Benefit) provision for income
     taxes                              (1,026)       373          93
    Stock-based compensation (a)           925        908           -
    Amortization of purchased
     intangibles                           798        418         591
    Amortization of in-process
     research and development              840          -           -
                                    ----------- ---------- -----------
Non-GAAP income (loss) before
 income tax                               (451)     1,545       1,919
    Cash tax expense                       600         80         125
                                    ----------- ---------- -----------
Non-GAAP Net income (loss)          $   (1,051) $   1,465  $    1,794
                                    =========== ========== ===========

Non-GAAP Weighted average common
 shares outstanding (diluted) used:          -     19,698           -
Weighted average common shares
 outstanding (diluted) used:            18,384          -      20,691
Non-GAAP income (loss) per share    $    (0.06) $    0.07  $     0.09

(a) Stock-based compensation by
 category:

   Costs of subsciption services    $       42  $       -         N/A
   Costs of professional services          119        161         N/A
   Research and development                226        215         N/A
   Sales and marketing                     266        255         N/A
   Operations                              151        183         N/A
   General and administrative              121         94         N/A
                                    ----------- ---------- -----------
(a) Total stock-based compensation
 by category:                       $      925  $     908         N/A
                                    =========== ========== ===========


                Keynote Systems, Inc. and Subsidiaries
                            (In Thousands)
                              (Unaudited)

                            Three months ended           Twelve months
                                                             ended
                      Dec 31   March 31  June 30 Sept 30    Sept 30
                      -------- -------- -------- -------- ------------

FY 2006

   SLM Subscriptions $  8,782 $  8,876 $  8,909
   SLM Engagements      1,127      905      714
                      -------- -------- -------- -------- ------------
Subotal SLM Revenue     9,909    9,781    9,623

Mobile Subscriptions      539      488    1,949
   CEM Subscriptions      499      583      590
   CEM Engagements      2,769    1,887    1,705
                      -------- -------- -------- -------- ------------
Subtotal CEM Revenue    3,268    2,470    2,295
                      -------- -------- -------- -------- ------------
Total Revenue        $ 13,716 $ 12,739 $ 13,867
                      ======== ======== ======== ======== ============

FY 2005

   SLM Subscriptions $  8,625 $  8,783 $  9,160 $  8,883    $  35,451
   SLM Engagements        822    1,082      881    1,026        3,811
                      -------- -------- -------- --------    ---------
Subotal SLM Revenue     9,447    9,865   10,041    9,909       39,262

Mobile Subscriptions      803      338      442      585        2,168
   CEM Subscriptions      595      531      441      432        1,999
   CEM Engagements      2,743    2,431    2,541    2,548       10,263
                      -------- -------- -------- --------    ---------
Subtotal CEM Revenue    3,338    2,962    2,982    2,980       12,262
                      -------- -------- -------- --------    ---------
Total Revenue        $ 13,588 $ 13,165 $ 13,465 $ 13,474    $  53,692
                      ======== ======== ======== ========    =========

FY 2004

   SLM Subscriptions $  8,364 $  8,416 $  8,688 $  8,957    $  34,425
   SLM Engagements        812      808      813    1,196        3,629
                      -------- -------- -------- --------    ---------
Subotal SLM Revenue     9,176    9,224    9,501   10,153       38,054

Mobile Subscriptions      358      414      555      700        2,027
   CEM Subscriptions       73      111      420      518        1,122
   CEM Engagements        116       70      238      776        1,200
                      -------- -------- -------- --------    ---------
Subtotal CEM Revenue      189      181      658    1,294        2,322
                      -------- -------- -------- --------    ---------
Total Revenue        $  9,723 $  9,819 $ 10,714 $ 12,147    $  42,403
                      ======== ======== ======== ========    =========

FY 2003

   SLM Subscriptions $  8,824 $  8,492 $  8,549 $  8,203    $  34,068
   SLM Engagements        676      662      388      873        2,599
                      -------- -------- -------- --------    ---------
Subotal SLM Revenue     9,500    9,154    8,937    9,076       36,667

Mobile Subscriptions      132      214      286      311          943
   CEM Subscriptions       46       52       46       61          205
   CEM Engagements         80      138      163       66          447
                      -------- -------- -------- --------    ---------
Subtotal CEM Revenue      126      190      209      127          652
                      -------- -------- -------- --------    ---------
Total Revenue        $  9,758 $  9,558 $  9,432 $  9,514    $  38,262
                      ======== ======== ======== ========    =========

    CONTACT: Keynote Systems, Inc.
             Dan Berkowitz, 650-403-3305 (Public Relations) dberkowitz@keynote.com
             Moriah Shilton, 415-433-3337 (Investor Relations) moriah@lhai-sf.com
             Kirsten Chapman, 415-433-3337 (Investor Relations)